Exhibit 99.2

Contact:	Charlene Hamrah (Investment Community) (212) 770-7074 Nicholas Ashooh (News Media) (212) 770-3523 Joseph Norton (News Media) (212) 770-3144
U.S. TREASURY, FEDERAL RESERVE AND AIG
ESTABLISH COMPREHENSIVE SOLUTION FOR AIG
Designed to Create Durable Capital Structure, Resolve Liquidity Issues From Credit Default Swaps
and U.S. Securities Lending, Facilitate Orderly Asset Sales, and Enable Repayment of Loan Plus
Interest
NEW YORK, November 10, 2008 — American International Group, Inc. (AIG) today announced agreements with the U.S. Treasury and the Federal Reserve to establish a durable capital structure for AIG, and facilities designed to resolve the liquidity issues AIG has experienced in its credit default swap portfolio and its domestic securities lending program.
Edward M. Liddy, AIG Chairman and CEO, said these agreements are a dramatic step forward for AIG and all of its stakeholders: “Today’s actions send a strong signal to our policyholders, business partners and counterparties that AIG is on the road to recovery. Our comprehensive plan addresses the liquidity issues that threatened AIG, and gives us the financial flexibility to complete our restructuring process successfully for the benefit of all of our constituencies.”
Liddy continued, “The $85 billion emergency bridge loan was essential to prevent an AIG bankruptcy, which would have caused incalculable damage to AIG, our economy and the global financial system. Thanks to decisive action by Congress, Treasury and the Federal Reserve, there are now additional tools available to create a durable capital structure that will make possible an orderly disposition of certain of AIG’s assets and a successful future for the company. Our goal is to repay taxpayers in full with interest, and emerge as a focused global insurer that will create meaningful value for taxpayers and other stakeholders.”
The actions announced today include both ongoing financing facilities and one-time transactions designed to address AIG’s liquidity issues. The ongoing financing facilities include:
•	Preferred Equity Investment: The U.S. Treasury will purchase, through TARP, $40 billion of newly issued AIG perpetual preferred shares and warrants to purchase a number of shares of common stock of AIG equal to 2% of the issued and outstanding shares as of the purchase date. All of the proceeds will be used to pay down a portion of the Federal Reserve Bank of New York (FRBNY) credit facility. The perpetual preferred shares will carry a 10% coupon with cumulative dividends.
•	Revised Credit Facility: The existing FRBNY credit facility will be revised to reflect, among other things, the following: (a) the total commitment following the issuance of the perpetual preferred shares will be $60 billion; (b) the interest rate will be reduced to LIBOR plus 3.0% per annum from the current rate of LIBOR plus 8.5% per annum; (c) the fee on undrawn commitments will be reduced to 0.75% from the current fee of 8.5%; and (d) the term of the loan will be extended from two to five years. The extension of the term of the loan will give AIG time to complete its planned asset sales in an orderly manner. Proceeds from these asset sales will be used to repay the credit facility. In connection with the amendment to the FRBNY credit facility, the equity interest that taxpayers will hold in AIG, coupled with the warrants described above, will total 79.9%.
The one-time transactions involve the creation of two financing entities capitalized with loans from AIG and the FRBNY. These entities will purchase assets related to AIG’s Domestic Securities Lending programs and Multi-Sector Collateralized Debt Obligations (CDOs) on which AIG has written Credit Default Swap (CDS) contracts. The entities will collect cash flows from the assets and pay interest on the debt. FRBNY and AIG will share in any recoveries in the market prices of the assets.
•	Resolution of U.S. Securities Lending Program: AIG will transfer residential mortgage-backed securities (RMBS) from its securities lending collateral portfolio to a newly-created financing entity that will be capitalized with $1 billion in subordinated funding from AIG, and senior funding from the FRBNY up to $22.5 billion. After both amounts have been repaid in full by the financing entity, the parties will participate in any further returns on RMBS. As a result of this transaction, AIG’s remaining exposure to losses from its U.S. securities lending program will be limited to declines in market value prior to closing and its $1 billion of funding.
This financing entity, together with other AIG funds, will eliminate the need for the U.S. securities lending liquidity facility established by AIG and FRBNY in October, which had $19.9 billion outstanding as of November 5th. Upon repayment to all participants, AIG will terminate its U.S. securities lending program.
•	Reduction of Exposure to Multi-Sector Credit Default Swaps: AIG and FRBNY will create a second financing entity that will purchase up to approximately $70 billion of Multi-Sector CDO exposure on which AIG has written CDS contracts. Approximately 95% of the write-downs AIG Financial Products has taken to date in its CDS portfolio were related to Multi-Sector CDOs.

In connection with this transaction, CDS contracts on purchased Multi-Sector CDOs will be terminated. AIG will provide up to $5 billion in subordinated funding and FRBNY will provide up to $30 billion in senior funding to the financing entity. As a result of this transaction, AIG’s remaining exposure to losses on the CDOs underlying the terminated Multi-Sector CDS’s will be limited to declines in market value prior to closing and its up to $5 billion funding to the financing entity. As with the securities lending program, FRBNY and AIG will share in any recoveries in the market prices of assets.

AIG will continue to have exposure to CDS contracts on Multi-Sector CDOs that are not terminated. As AIG winds down its Financial Products division, it will also have exposure to other types of remaining CDS contracts, which have generated substantially smaller total collateral demands than the CDS contracts on Multi-Sector CDOs.

Taxpayers will benefit from the transactions with AIG as follows: fees, interest and repayment of the FRBNY loan in full, payment of a 10% coupon on the newly issued preferred shares, cash payments from the assets purchased by the two financing entities and potential asset appreciation in the underlying securities held by those entities. Taxpayers will own 77.9% of the equity of AIG and will hold warrants to purchase an additional 2% equity interest, and so will benefit from any future appreciation in AIG shares.
AIG will also continue to participate in the recent government program being utilized by many companies for the sale of commercial paper. The Commercial Paper Funding Facility (CPFF) has allowed AIG to reenter the commercial paper market. AIG is authorized to issue up to $20.9 billion to the CPFF and has currently issued approximately $8 billion.
Mr. Liddy continued, “All of these steps, which would not have been possible in September, will benefit AIG, its stakeholders and the American taxpayers. This plan contributes to stabilizing the financial system and provides the opportunity for the public to realize gains on its AIG investment in the future. These measures will also put AIG on track to emerge as a nimble competitor with good long-term growth prospects.”
“This innovative solution enhances AIG’s liquidity position. At the same time, American taxpayers will be fairly compensated for funds lent to AIG, and they will capture the majority of any appreciation in the value of the securities involved in the program in the years ahead.”
Liddy added, “Today’s announcement would not have been possible without the vision and extraordinary hard work, dedication and cooperation of officials from the U.S. Treasury, the Federal Reserve Bank of New York, the Federal Reserve Board and the state insurance departments. On behalf of AIG, I would like to extend sincere thanks to all of those involved in crafting this mutually beneficial solution.”
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American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operation in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

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